EXHIBIT 99.1

Terra Tech and Blüm

Announce Definitive Merger Agreement

Company acquires one of California's highest-volume medical cannabis dispensaries

NEWPORT BEACH, Ca. – January 12, 2016 – Terra Tech Corp. (OTCQX: TRTC) ("Terra Tech" or the "Company"), a vertically-integrated, cannabis-focused agriculture company, today announced a definitive merger agreement under which Terra Tech will acquire 100% of the outstanding shares of Black Oak Gallery, DBA: Blüm Oakland, an established, retail medical cannabis dispensary in Oakland, CA.

Blüm Oakland, which holds over 42,000 registered patients, has been operating since November 2012 and services close to 1,000 patients each day. The acquisition includes Blüm's fully integrated supply chain, which consists of a sophisticated onsite cultivation facility, its portfolio of proprietary strains, as well as its high volume retail storefront. Trailing 12-month non-GAAP revenue for Blüm Oakland is over $14 million, which tracks the revenue reported by Blüm Oakland in its associated sales tax and marijuana tax reporting and payments.

"Today, we can proudly claim the title of the only US-based, publicly-traded company that touches every aspect of the cannabis lifecycle—from cultivation, to extraction, to branding, and now, with the acquisition of Blüm, to retail sale," said Derek Peterson, CEO of Terra Tech. "In addition to enhancing our cash-flow, this merger positions us to capitalize on the new regulatory landscape in California, which will change significantly with the implementation of the Marijuana Regulation and Safety Act in 2016. The new legislation, which more strictly regulates the medical marijuana industry, should both reduce our competition and increase our total addressable market. In addition, the new legislation allows companies to operate on a for-profit basis. Also, California's pursuit to legalize adult use cannabis is gaining significant traction and support by major stakeholders in the state. This merger with Blüm strategically enables us to take advantage of the regulatory changes and to maximize value for Terra Tech stockholders."

"We have always prided ourselves on working with those at the forefront of the legal cannabis industry and this new partnership with Terra Tech is an exciting step forward for the Blüm team," commented Salwa Ibrahim, Executive Director of Blum. "I have been fortunate to work with Terra Tech over the past couple of years, primarily in securing the Nevada permits. It is our hope that we can continue to secure permits and to develop sustainable but successful operations in new markets opening up. We're looking forward to bringing together the core teams of both companies and finding other capable operators in this growing industry to join with as we continue to further our business strategy."

Upon completion of the merger, general terms of which are detailed below, Terra Tech stockholders will own 100% of the combined company.

The purchase price of Blüm Oakland is 1.5 times forward-looking revenue for the 12 months following the closing of the merger. To protect stockholders, 80% of the equity will be held in escrow subject to performance adjustments at the end of the 12-month term. The anticipated closing date for the merger is not later than March 31, 2016. Blüm Oakland and all of its shareholders are obligated to close the merger by that date, while Terra Tech retains the option to cancel the merger through March 1, 2016, pending further due diligence. Terra Tech will file its Current Report on Form 8-K outlining the formal terms of the merger and related disclosure within the required time frames after closing.

"As we continue to develop our long-term strategy in Nevada, it has always been our goal to also focus on near-term acquisitions that have immediate value to our stockholders," explains Mike Nahass, Director of Terra Tech. "For this transaction, most of the merger payments are to be made in Terra Tech stock and we are valuing the deal on a forward looking basis. This structure ensures that Terra Tech will only pay for the performance it realizes in the coming year. In addition, if Blüm Oakland achieves all of its sales benchmarks, the number of our shares should only increase by roughly 60% but our expected total revenue is expected to grow by over 175%. We believe this is an extremely accretive transaction not only for Terra Tech but also for our stockholders, as we continue to successfully execute on our business strategy."

About Terra Tech

Terra Tech Corp. (TRTC), through its wholly-owned subsidiary, Edible Garden, cultivates a premier brand of local and sustainably-grown hydroponic produce, sold through major grocery stores, such as Shoprite, Walmart, Krogers, and others throughout New Jersey, New York, Delaware, Maryland, Connecticut, Pennsylvania, and the Midwest. MediFarm LLC is focused on medical cannabis businesses throughout Nevada. IVXX LLC is a wholly-owned subsidiary that produces medical cannabis-extracted products for regulated medical cannabis dispensaries throughout California. GrowOp Technology is a wholly-owned subsidiary that specializes in controlled environment agricultural technologies.

To be added to the Terra Tech email distribution list, please email TRTC@kcsa.com with TRTC in the subject line.

For more information about Terra Tech Corp, visit: http://www.terratechcorp.com/

For more information about IVXX, visit: http://ivxx.com/

Visit us on Facebook @https://www.facebook.com/terratechcorp/timeline

Follow us on Twitter @terratechcorp

Follow us on Instagram @socal_IVXX

For more information about Edible Garden, visit: http://www.ediblegarden.com/

Visit Edible Garden on Facebook @https://www.facebook.com/ediblefarms?fref=ts

Visit IVXX on Facebook @https://www.facebook.com/ivxxbrand?fref=ts

Cautionary Language Concerning Forward-Looking Statements

Statements in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the Company or its management, identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the Company's business, based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in Terra Tech Corp.'s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Terra Tech Corp.'s (i) ability to consummate the prospective merger with Blüm and integrate Blüm into the operations of Terra Tech Corp., (ii) product demand, market and customer acceptance of its products, (iii) ability to obtain financing to expand its operations, (iv) ability to attract qualified sales representatives, (v) competition, pricing and development difficulties, (vi) ability to conduct operations if there are changes in laws, regulations or government policies related to cannabis, (vii) ability to conduct operations if disease, insects or mites affect Terra Tech Corp.'s products and (viii) general industry and market conditions and growth rates and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. Information on Terra Tech Corp.'s website does not constitute a part of this release.

Contact

Philip Carlson / Elizabeth Barker

KCSA Strategic Communications

TRTC@kcsa.com